CUSIP No. 81111T102	13D	Page 1 of 24 Pages

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 1)1

SCS Transportation, Inc.
(Name of Issuer)

Common Stock, $.001 Par Value
(Title of Class of Securities)

81111T102
(CUSIP Number)

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 13, 2006
(Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 24 Pages)

1      The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81111T102	13D	Page 2 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 570,131

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 570,131

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,131

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.9%

14.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 3 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PARCHE, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 217,158

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 217,158

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 217,158

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%

14.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 4 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RCG AMBROSE MASTER FUND, LTD

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 71,754

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 71,754

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,754

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%

14.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 5 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RCG HALIFAX FUND, LTD

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 66,652

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 66,652

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,652

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%

14.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 6 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RAMIUS MASTER FUND, LTD.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 323,035

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 323,035

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 323,035

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%

14.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 7 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ADMIRAL ADVISORS, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 787,289

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 787,289

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 787,289

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.4%

14.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 8 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RAMIUS ADVISORS, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 323,035

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 323,035

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 323,035

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%

14.	TYPE OF REPORTING PERSON* IA, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 9 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RAMIUS CAPITAL GROUP, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 1,248,730

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 1,248,730

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* IA, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 10 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C4S & CO., LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 1,248,730

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 1,248,730

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 11 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PETER A. COHEN

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER -0-

	8.	SHARED VOTING POWER 1,248,730

	9.	SOLE DISPOSITIVE POWER -0-

	10.	SHARED DISPOSITIVE POWER 1,248,730

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 12 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MORGAN B. STARK

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER -0-

	8.	SHARED VOTING POWER 1,248,730

	9.	SOLE DISPOSITIVE POWER -0-

	10.	SHARED DISPOSITIVE POWER 1,248,730

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 13 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JEFFREY M. SOLOMON

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER -0-

	8.	SHARED VOTING POWER 1,248,730

	9.	SOLE DISPOSITIVE POWER -0-

	10.	SHARED DISPOSITIVE POWER 1,248,730

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 14 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
THOMAS W. STRAUSS

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER -0-

	8.	SHARED VOTING POWER 1,248,730

	9.	SOLE DISPOSITIVE POWER -0-

	10.	SHARED DISPOSITIVE POWER 1,248,730

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,248,730

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 15 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JEFFREY C. SMITH

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER -0-

	8.	SHARED VOTING POWER -0-

	9.	SOLE DISPOSITIVE POWER -0-

	10.	SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 16 of 24 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JEFFREY C. WARD

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS* PF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	SOLE VOTING POWER 2,000

	8.	SHARED VOTING POWER - 0 -

	9.	SOLE DISPOSITIVE POWER 2,000

	10.	SHARED DISPOSITIVE POWER - 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%

14.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 81111T102	13D	Page 17 of 24 Pages

          The following constitutes Amendment No. 1 (“Amendment No. 1”) to the Schedule 13D filed by the undersigned. This Amendment No. 1 amends the Schedule 13D as specifically set forth.

     Item 3 is hereby amended and restated as follows:

          The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase cost of the 1,248,730 Shares beneficially owned in the aggregate by all of the Reporting Persons, not including Mr. Ward, is approximately $26,240,219, including brokerage commissions. The aggregate purchase price of the 2,000 Shares owned directly by Mr. Ward is approximately $45,040, including brokerage commissions. The Shares owned directly by Mr. Ward were acquired with personal funds.

     Item 5 is hereby amended and restated as follows:

          The aggregate percentage of Shares reported owned by each person named herein is based upon 14,473,938 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 28, 2005.

     A. Starboard

          (a) As of the date of this filing, Starboard beneficially owns 570,131 Shares.

               Percentage: Approximately 3.9% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 570,131
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 570,131
                   4. Shared power to dispose or direct the disposition: 0

          (c) The number of Shares acquired by Starboard since the filing of the initial Schedule 13D is set forth in Schedule A and is incorporated by reference.

     B. Parche

          (a) As of the date of this filing, Parche beneficially owns 217,158 Shares.

               Percentage: Approximately 1.5% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 217,158
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 217,158
                   4. Shared power to dispose or direct the disposition: 0

CUSIP No. 81111T102	13D	Page 18 of 24 Pages

          (c) The number of Shares acquired by Parche since the filing of the initial Schedule 13D is set forth in Schedule A and is incorporated by reference.

     C. RCG Ambrose

          (a) As of the date of this filing, RCG Ambrose beneficially owns 71,754 Shares.

               Percentage: Less than 1% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 71,754
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 71,754
                   4. Shared power to dispose or direct the disposition: 0

          (c) The number of Shares acquired by RCG Ambrose since the filing of the initial Schedule 13D is set forth in Schedule A and is incorporated by reference.

     D. RCG Halifax

          (a) As of the date of this filing, RCG Halifax beneficially owns 66,652 Shares.

               Percentage: Less than 1% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 66,652
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 66,652
                   4. Shared power to dispose or direct the disposition: 0

          (c) The number of Shares acquired by RCG Halifax since the filing of the initial Schedule 13D is set forth in Schedule A and is incorporated by reference.

     E. Ramius Master

          (a) As of the date of this filing, Ramius Master beneficially owns 323,035 Shares.

               Percentage: Approximately 2.2% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 323,035
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 323,035
                   4. Shared power to dispose or direct the disposition: 0

          (c) The number of Shares acquired by Ramius Master since the filing of the initial Schedule 13D is set forth in Schedule A and is incorporated by reference.

CUSIP No. 81111T102	13D	Page 19 of 24 Pages

     F. Admiral Advisors

          (a) As of the date of this filing, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 570,131 Shares owned by Starboard and (ii) 217,158 Shares owned by Parche.

               Percentage: Approximately 5.4% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 787,289
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 787,289
                   4. Shared power to dispose or direct the disposition: 0

          (c) Admiral Advisors did not enter into any transactions in the Shares since the filing of the initial Schedule 13D. The transactions in the Shares since the filing of the initial Schedule 13D on behalf of Starboard and Parche, which were all in the open market, are set forth in Schedule A, and are incorporated by reference.

     G. Ramius Advisors

          (a) As of the date of this filing, as the investment advisor of Ramius Master, Ramius Advisors may be deemed the beneficial owner of 323,035 Shares owned by Ramius Master.

               Percentage: Approximately 2.2% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 323,035
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 323,035
                   4. Shared power to dispose or direct the disposition: 0

          (c) Ramius Advisors did not enter into any transactions in the Shares since the filing of the initial Schedule 13D. The transactions in the Shares since the filing of the initial Schedule 13D on behalf of Ramius Master, which were all in the open market, are set forth in Schedule A, and are incorporated by reference.

     H. Ramius Capital

          (a) As of the date of this filing, as the sole member of Admiral Advisors and Ramius Advisors (the investment advisor of Ramius Master) and as the investment advisor to RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 570,131 shares owned by Starboard, (ii) 217,158 Shares owned by Parche, (iii) 71,754 Shares owned by RCG Ambrose, (iv) 66,652 Shares owned by RCG Halifax and (v) 323,035 Shares owned by Ramius Master.

               Percentage: Approximately 8.6% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 1,248,730
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 1,248,730
                   4. Shared power to dispose or direct the disposition: 0

          (c) Ramius Capital did not enter into any transactions in the Shares since the filing of the initial Schedule 13D. The transactions in the Shares since the filing of the initial Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A, and are incorporated herein by reference.

CUSIP No. 81111T102	13D	Page 20 of 24 Pages

     I. C4S

          (a) As of the date of this filing, as the managing member of Ramius Capital, C4S may be deemed the beneficial owner of (i) 570,131 Shares owned by Starboard, (ii) 217,158 Shares owned by Parche, (iii) 71,754 Shares owned by RCG Ambrose, (iv) 66,652 Shares owned by RCG Halifax, and (v) 323,035 Shares owned by Ramius Master.

               Percentage: Approximately 8.6% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 1,248,730
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 1,248,730
                   4. Shared power to dispose or direct the disposition: 0

          (c) C4S did not enter into any transactions in the Shares since the filing of the initial Schedule 13D. The transactions in the Shares since the filing of the initial Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

     J. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

          (a) As of the date of this filing, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 570,131 Shares owned by Starboard, (ii) 217,158 Shares owned by Parche, (iii) 71,754 Shares owned by RCG Ambrose, (iv) 66,652 Shares owned by RCG Halifax and (v) 323,035 Shares owned by Ramius Master. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master by virtue of their shared authority to vote and dispose of such Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

               Percentage: Approximately 8.6% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: 1,248,730
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition: 1,248,730

CUSIP No. 81111T102	13D	Page 21 of 24 Pages

          (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon have entered into any transactions in the Shares since the filing of the initial Schedule 13D. The transactions in the Shares since the filing of the initial Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

     K. Mr. Smith

          (a) As of the date of this filing, Mr. Smith does not beneficially own any Shares of the Issuer.

               Percentage: 0%

          (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition: 0

          (c) N/A

     L. Mr. Ward

          (a) As of the date of this filing, Mr. Ward beneficially owns 2,000 Shares.

               Percentage: Less than 1% as of the date hereof.

          (b) 1. Sole power to vote or direct vote: 2,000
                   2. Shared power to vote or direct vote: 0
                   3. Sole power to dispose or direct the disposition: 2,000
                   4. Shared power to dispose or direct the disposition: 0

          (c) Mr. Ward has not acquired any Shares since the filing of the initial Schedule 13D.

          (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

          (e) Not applicable.

CUSIP No. 81111T102	13D	Page 22 of 24 Pages

SIGNATURES

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 17, 2006

RAMIUS CAPITAL GROUP, LLC
RAMIUS CAPITAL GROUP, LLC

By:	C4S & Co., L.L.C.,
		By:	Ramius Capital Group, LLC,
as Managing Member
its Investment Advisor

By:	/s/ Morgan B. Stark
		By:	C4S & Co., L.L.C.,

its Managing Member
Name: Morgan B. Stark

Title: Managing Member
		By:	/s/ Morgan B. Stark

Name: Morgan B. Stark

Title: Managing Member

RCG HALIFAX FUND, LTD.
RAMIUS MASTER FUND, LTD

By:	Ramius Capital Group, LLC,
		By:	By: Ramius Advisors, LLC
its Investment Advisor
its Investment Advisor

By:	C4S & Co., L.L.C.,
		By:	Ramius Capital Group, LLC
its Managing Member
its Managing Member

By:	/s/ Morgan B. Stark
		By:	/s/ Morgan B. Stark

Name: Morgan B. Stark
Name: Morgan B. Stark
Title: Managing Member
Title: Managing Member

C4S & CO., L.L.C.
MORGAN B. STARK

By:	/s/ Morgan B. Stark
		By:	/s/ Morgan B. Stark

	Name: Morgan B. Stark		Individually and as attorney-in-fact for Peter A.
	Title: Managing Member		Cohen, Jeffrey M. Solomon and Thomas W. Strauss

STARBOARD VALUE & OPPORTUNITY		PARCHE, LLC
MASTER FUND LTD.		By: Admiral Advisors, LLC, its managing member

By:	/s/ Morgan B. Stark	By:	/s/ Morgan B. Stark

	Name: Morgan B. Stark		Name: Morgan B. Stark
	Title: Authorized Signatory		Title: Authorized Signatory

CUSIP No. 81111T102	13D	Page 23 of 24 Pages

ADMIRAL ADVISORS, LLC		RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, LLC, its managing member	By:	Ramius Capital Group, LLC, its managing member

By:	/s/ Morgan B. Stark	By:	/s/ Morgan B. Stark

	Name: Morgan B. Stark		Name: Morgan B. Stark
	Title: Authorized Signatory		Title: Authorized Signatory

/s/ Jeffrey C. Smith

JEFFREY C. SMITH

/s/ Jeffrey C. Ward

JEFFREY C. WARD

CUSIP No. 81111T102	13D	Page 24 of 24 Pages

SCHEDULE A

Transactions in the Shares Since the Filing of the Initial Schedule 13D

Shares of Common Stock Purchased	Price Per Share($)	Date of Purchase

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

3,213	24.6845	01/12/06
86,772	24.5000	01/13/06

PARCHE, LLC

612	24.6845	01/12/06
2,180	24.6845	01/12/06
16,528	24.5000	01/13/06
58,881	24.5000	01/13/06

RCG AMBROSE MASTER FUND, LTD.

1,492 40,287	24.6845 24.5000	01/12/06 01/13/06

RCG HALIFAX FUND, LTD.

1,262	24.6845	01/12/06
34,089	24.5000	01/13/06

RAMIUS MASTER FUND, LTD

6,541 176,643	24.6845 24.5000	01/12/06 01/13/06